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NEWS RELEASE                                                                                     &n sp;                              www.pepco.com
                                                                                       &n sp;                                                              NYSE: POM

December 19, 2000                                                               Media Contact: Robert Dobkin
                                                                                       &n sp;                             (202) 872-2680
                                                                                       &n sp;   Investor Relations: Ernie Bourscheid
                                                                                       &n sp;                              (202) 872-2797

                      PEPCO COMPLETES SALE OF POWER PLANTS

     Potomac Electric Power Company (NYSE: POM) today completed closing on the sale of the bulk of its electric power plants and other generating assets to Southern Energy, Inc. for $2.75 billion. Pepco also transferred ownership of two small plants in the District of Columbia to a new wholly owned unregulated subsidiary of Pepco Energy Services, and these plants will be operated by SEI. Closing on the sale of Pepco's 9.7 percent interest in the Conemaugh power plant near Johnstown, Pa. to a partnership of Allegheny Energy and Pennsylvania Power and
Light will occur in January 2001.

     "The closing of this sale to SEI is a significant milestone in Pepco's strategy of transforming the company from a regulated, integrated electric utility into a diversified telecommunications and energy services company, selling and delivering electricity, natural gas, telecommunications and related products in the mid-Atlantic region," said John M. Derrick, Jr., Pepco Chairman and
Chief Executive Officer.

     The power plants sold include:

-	Chalk Point Generating Station, 2,423 megawatts, located on the Patuxent River in Prince George's County, Md;
-	Dickerson Generating Station, 837 Mw, located on the Potomac River in Montgomery County, Md;
-	Morgantown Generating Station, 1,412 Mw, located on the Potomac River in Charles County, Md;
-	Potomac River Generating Station, 482 Mw, located on the Potomac River in Alexandria, Va.

     Also included in the sale is a 140,000 square-foot central generation maintenance and office facility in Forestville, Md.

     Pepco's unregulated subsidiary, Potomac Power Resources, Inc., will own, but SEI will operate, the two plants in the District of Columbia: Benning Generating Station, 550 Mw, and
Buzzard Point, 256 Mw, both located on the Anacostia River.

                                                     (more)

Pepco, Page 2

     Part of the proceeds from the sale of the generating assets will be used to retire $525 million of the company's outstanding long-term debt, which the company's Board of Directors approved
Monday. Two hundred million dollars that was borrowed earlier this year to fund a common stock buyback program also will be repaid. Additionally, a portion of the gain from the sale will be used to lower customers' electric bills. The customer-sharing amount, net of related income tax effects, will be about $170 million. Pepco expects to pay about $800 million in income taxes due from the sale, and fund an additional equity contribution of $150 million to Pepco Holdings,
Inc., for use in its telecommunications business.

     Pepco intends to use the remaining proceeds to further its business strategies and/or to fund additional capital structure reductions.

     Included in the transaction with SEI is a provision for Pepco to buy power from SEI for up to four years, at prices below Pepco's current average cost of production. This will enable Pepco to continue to provide power during the transition period to customers who do not elect to choose another electricity supplier as a result of retail competition, now in effect in Maryland and beginning next year in the District of Columbia.

     Derrick praised nearly 1,000 Pepco employees who work in the generation area. "I am extremely proud of the employees of generation and the facilities they have built, operated and maintained with such skill and commitment," he said.

     Reflecting on the sale, Mary Sharpe-Hayes, Pepco Vice President, Strategic Planning, who
managed the divestiture, expressed satisfaction with the outcome of the 18-month process.
"Thanks to the cooperation of the many stakeholders involved, we are able to deliver refunds to customers, which is always good news," she said.

     As a condition of the sale, SEI has provided jobs for the majority of Pepco's power generation employees affected by the sale. Additionally, Pepco provided placement assistance, including severance, to other affected employees.

     SEI is one of the nation's largest power providers. It has operations in 13 countries on five continents, and develops, builds, owns and operates power production and delivery facilities.

     Pepco is an investor-owned utility that delivers electricity in Washington and the Maryland suburbs, to more than 700,000 customers. Pepco, through its family of unregulated subsidiaries, also offers electric energy, natural gas, high-speed Internet access, local and long distance telephone, cable television and energy management services in the mid-Atlantic region.

Information contained in the press release may include forward-looking statements, which should be considered in light of the risks inherent in the company's business, as discussed in the company's public documents filed with the Securities and
Exchange Commission.

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